United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 21, 2010

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)
1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)
Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Paragraph (b)

On April 21, 2010, Shuffle Master, Inc. (NASDAQ Global Select Market: SHFL) (either the “Company,” “we” or “our”) issued a press release announcing that Chief Executive Officer Timothy J. Parrott will be taking a temporary medical leave of absence, effective immediately, while he continues treatment for an intestinal infection. Mr. Parrott contracted the infection in the course of ongoing treatments for a cancerous growth on his liver.  It is expected that Mr. Parrott will be on leave for approximately 4 to 6 weeks and will resume his normal duties upon his return.  During his absence, Mr. Parrott will continue as the Company’s CEO, remain involved in major strategic decisions, and continue to serve as a member of the Company’s Board of Directors.

Paragraph (c)

The Company also announced that, during Mr. Parrott’s absence, a Management Committee consisting of Messrs. Linster Fox, Executive Vice President and Chief Financial Officer; David Lopez, Executive Vice President; Jerry Smith, Executive Vice President, General Counsel and Corporate Secretary; and Roger Snow, Executive Vice President, will be responsible for the day-to-day business decisions for the Company, and will be performing the principal executive functions of the CEO position.

In satisfaction of the disclosures required pursuant to Sections 401(b) and 401(e) of Regulation S-K, the section of the Company's 2010 Proxy Statement, filed with the Securities and Exchange Commission on February 12, 2010, entitled "Executive Officers" is incorporated by reference herein. With respect to the disclosure required pursuant to Section 401(d) of Regulation S-K, there are no family relationships among and between any of Messrs. Fox, Lopez, Smith, and Snow, and any director or executive officer of the Company. With respect to Section 404(a) of Regulation S-K, there are no relationships or related transactions between any of Messrs. Fox, Lopez, Smith, and Snow and the Company that would be required to be reported.

The full text of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1   Press release dated April 21, 2010, regarding Shuffle Master’s Chief Executive Officer’s temporary medical leave of absence.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: April 22, 2010

/s/ LINSTER W. FOX
Linster W. Fox
Chief Financial Officer